EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports its Fiscal 2018 Fourth Quarter Results and Announces its Fiscal 2019 EPS Guidance

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Earnings before income taxes increased 26.0 percent, finishing at $45.2 million in the fourth quarter of fiscal 2018 compared to $35.9 million in the fourth quarter of fiscal 2017. Earnings before income taxes includes a gain on the sale of the Runelandhs business of $4.7 million in the fourth quarter of fiscal 2018. The gain on the sale represents approximately half of the increase in earnings before income taxes. This marks the twelfth consecutive quarter of pre-tax earnings growth.

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Earnings per diluted Class A Nonvoting Common Share were $0.66 in the fourth quarter of fiscal 2018 compared to $0.48 in the same quarter of the prior year. The sale of the Runelandhs business contributed approximately $0.09 per diluted Class A Nonvoting Common Share.

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Total revenues increased 2.9 percent, which consisted of organic revenue growth of 2.5 percent and an increase of 1.0 percent from foreign currency translation, partially offset by a decrease of 0.6 percent from the sale of the Runelandhs business. This is our fifth consecutive quarter of organic revenue growth.

•	Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2019 announced at a range of $2.15 to $2.25.

MILWAUKEE (September 13, 2018)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2018 fourth quarter ended July 31, 2018.

Quarter Ended July 31, 2018 Financial Results:
Earnings before income taxes increased 26.0 percent to $45.2 million for the fourth quarter of fiscal 2018 compared to $35.9 million for the fourth quarter of fiscal 2017. Earnings before income taxes includes a gain on the sale of the Runelandhs business of $4.7 million in the fourth quarter of fiscal 2018. The gain on the sale represents approximately half of the increase in earnings before income taxes.
Net earnings for the quarter ended July 31, 2018, were $35.0 million compared to $25.2 million in the same quarter last year. The sale of the Runelandhs business increased net earnings by $4.7 million in the fourth quarter of fiscal 2018.
Earnings per diluted Class A Nonvoting Common Share were $0.66 for the fourth quarter of fiscal 2018, compared to $0.48 in the same quarter last year. Results were increased by approximately $0.09 per diluted Class A Nonvoting Common Share due to the sale of the Runelandhs business.

Sales for the quarter ended July 31, 2018 increased 2.9 percent to $297.5 million compared to $289.2 million in the same quarter last year. By segment, sales increased 3.1 percent in Identification Solutions and 2.3 percent in Workplace Safety, which consisted of organic sales growth of 2.4 percent in Identification Solutions and 3.0 percent in Workplace Safety.

Year Ended July 31, 2018 Financial Results:
Earnings before income taxes increased 20.0 percent, finishing at $152.0 million for the year ended July 31, 2018, compared to $126.6 million last year. Fiscal 2018 results include a gain on the sale of the Runelandhs business of $4.7 million.
Net earnings for the year ended July 31, 2018, were $91.1 million compared to $95.6 million last year. During the year ended July 31, 2018, net earnings were reduced by $21.1 million due to income tax charges primarily related to the enactment of the U.S. tax legislation in the second quarter. The sale of the Runelandhs business increased net earnings by $4.7 million in the current fiscal year. The prior year ended July 31, 2017 was impacted by a cash repatriation which resulted in a lower than normal income tax rate.
Earnings per diluted Class A Nonvoting Common Share were $1.73 for the year ended July 31, 2018, compared to $1.84 in the same period last year. Fiscal 2018 results were decreased by approximately $0.40 per diluted Class A Nonvoting Common Share due to income tax charges primarily related to the enactment of the U.S. tax legislation, and results were increased by approximately $0.09 per diluted Class A Nonvoting Common Share due to the sale of the Runelandhs business. Income tax expense in the prior year was impacted by a cash repatriation which increased earnings per diluted Class A Nonvoting Common Share by approximately $0.09.
Sales for the year ended July 31, 2018 increased 5.4 percent to $1.17 billion compared to $1.11 billion for the year ended July 31, 2017. By segment, sales increased 5.7 percent in Identification Solutions and 4.7 percent in Workplace Safety, which consisted of organic sales growth of 3.4 percent in Identification Solutions and 0.7 percent in Workplace Safety.

Commentary:
“This quarter marks our twelfth consecutive quarter of year-over-year pre-tax earnings growth and our fifth consecutive quarter of organic sales growth. This is a direct result of our team’s consistent focus and commitment to our strategic initiatives, which are to drive the development of high-quality products while executing sustainable efficiency gains throughout our businesses,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “We believe that continued development of innovative new products and a strong new product pipeline are essential to Brady’s long-term success and will result in future organic sales growth in both our Identification Solutions and Workplace Safety businesses. Our priorities in fiscal 2019 are to grow our pipeline of innovative new products, provide excellent customer service, accelerate organic sales growth, and deliver sustainable efficiencies throughout the business.”
“We realized benefits from our organic sales growth and our focus on operational efficiencies continues to drive profit improvements,” said Brady’s Chief Financial Officer, Aaron Pearce. “Our spending on research and development increased by 14.2 percent this fiscal year while pre-tax earnings grew by 20.0 percent this year. Even after this significant investment in research and development, we generated $143.0 million of cash from operating activities this year, which represents 157 percent of net earnings. Our cash generation was primarily used to return funds to our shareholders in the form of dividends and to strengthen our balance sheet. We finished the year in a net cash position of $128.8 million compared to a net cash position of $26.2 million at the beginning of this fiscal year. Our balance sheet continues to provide significant flexibility for investments to drive long-term shareholder value and to return funds to our shareholders.”

Fiscal 2019 Guidance:
The Company expects organic sales growth to range from 2.0 percent to 4.0 percent for the year ending July 31, 2019. Brady expects earnings per diluted Class A Nonvoting Common Share to range from $2.15 to $2.25. This guidance is based upon a full-year income tax rate in the mid-20 percent range, and depreciation and amortization expense of approximately $26 million. The Company expects to achieve efficiency gains in its manufacturing facilities and in selling, general and administrative expenses while continuing to increase investments in research and development. Capital expenditures are anticipated to be approximately $35 million during the year ending July 31, 2019. The Company’s fiscal 2019 guidance is based on foreign currency exchange rates as of July 31, 2018.

A webcast regarding Brady’s fiscal 2018 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2018, employed approximately 6,200 people in its worldwide businesses. Brady’s fiscal 2018 sales were approximately $1.17 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; decreased demand for our products; Brady’s ability to retain large customers; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; foreign currency fluctuations; the impact of the Tax Reform Act and any other changes in tax legislation and tax rates; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2018.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2018	2017	2018	2017
Net sales	$297,499	$289,212	$1,173,851	$1,113,316
Cost of products sold	150,047	145,345	585,560	555,024
Gross margin	147,452	143,867	588,291	558,292
Operating expenses:
Research and development	11,741	11,047	45,253	39,624
Selling, general and administrative	90,931	96,525	390,342	387,653
Total operating expenses	102,672	107,572	435,595	427,277

Operating income	44,780	36,295	152,696	131,015

Other income (expense):
Investment and other income	1,184	561	2,487	1,121
Interest expense	(715)	(939)	(3,168)	(5,504)

Earnings before income taxes	45,249	35,917	152,015	126,632

Income tax expense	10,298	10,675	60,955	30,987

Net earnings	$34,951	$25,242	$91,060	$95,645

Net earnings per Class A Nonvoting Common Share:
Basic	$0.67	$0.49	$1.76	$1.87
Diluted	$0.66	$0.48	$1.73	$1.84
Dividends	$0.21	$0.21	$0.83	$0.82

Net earnings per Class B Voting Common Share:
Basic	$0.67	$0.49	$1.75	$1.86
Diluted	$0.66	$0.48	$1.72	$1.83
Dividends	$0.21	$0.21	$0.81	$0.80

Weighted average common shares outstanding:
Basic	51,822	51,307	51,677	51,056
Diluted	52,658	52,180	52,524	51,956

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2018	July 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$181,427	$133,944
Accounts receivable—net	161,282	149,638
Inventories:
Finished products	73,133	69,760
Work-in-process	19,903	18,117
Raw materials and supplies	20,035	19,147
Total inventories	113,071	107,024
Prepaid expenses and other current assets	15,559	17,208
Total current assets	471,339	407,814
Other assets:
Goodwill	419,815	437,697
Other intangible assets	42,588	53,076
Deferred income taxes	7,582	35,456
Other	17,662	18,077
Property, plant and equipment:
Cost:
Land	6,994	7,470
Buildings and improvements	96,245	98,228
Machinery and equipment	270,989	261,192
Construction in progress	4,495	4,109
	378,723	370,999
Less accumulated depreciation	280,778	272,896
Property, plant and equipment—net	97,945	98,103
Total	$1,056,931	$1,050,223
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$—	$3,228
Accounts payable	66,538	66,817
Wages and amounts withheld from employees	67,619	58,192
Taxes, other than income taxes	8,318	7,970
Accrued income taxes	3,885	7,373
Other current liabilities	44,567	43,618
Total current liabilities	190,927	187,198
Long-term obligations	52,618	104,536
Other liabilities	61,274	58,349
Total liabilities	304,819	350,083
Stockholders’ investment:
Common Stock:
Class A nonvoting common stock—Issued 51,261,487 and 51,261,487 shares, respectively, and outstanding 48,393,617 and 47,814,818 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	325,631	322,608
Earnings retained in the business	553,454	507,136
Treasury stock—2,867,870 and 3,446,669 shares, respectively of Class A nonvoting common stock, at cost	(71,120)	(85,470)
Accumulated other comprehensive loss	(56,401)	(44,682)
Total stockholders’ investment	752,112	700,140
Total	$1,056,931	$1,050,223

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2018	2017
Operating activities:
Net earnings	$91,060	$95,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,442	27,303
Non-cash portion of stock-based compensation expense	9,980	9,495
Gain on sale of business, net	(4,666)	—
Deferred income taxes	33,656	(8,618)
Changes in operating assets and liabilities:
Accounts receivable	(16,612)	766
Inventories	(7,563)	(5,687)
Prepaid expenses and other assets	1,747	1,812
Accounts payable and accrued liabilities	13,091	22,255
Income taxes	(3,093)	1,061
Net cash provided by operating activities	143,042	144,032

Investing activities:
Purchases of property, plant and equipment	(21,777)	(15,167)
Divestiture of business, net of cash transferred with business	19,141	—
Other	(269)	(86)
Net cash used in investing activities	(2,905)	(15,253)

Financing activities:
Payment of dividends	(42,873)	(41,880)
Proceeds from exercise of stock options	12,099	19,728
Proceeds from borrowing on credit facilities	23,221	180,320
Repayment of borrowing on credit facilities	(78,419)	(244,268)
Principal payments on debt	—	(49,302)
Income tax on equity-based compensation, and other	(4,708)	(839)
Net cash used in financing activities	(90,680)	(136,241)

Effect of exchange rate changes on cash	(1,974)	178

Net decrease in cash and cash equivalents	47,483	(7,284)
Cash and cash equivalents, beginning of period	133,944	141,228

Cash and cash equivalents, end of period	$181,427	$133,944

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2018	2017	2018	2017
NET SALES
ID Solutions	$217,796	$211,286	$846,087	$800,392
Workplace Safety	79,703	77,926	327,764	312,924
Total	$297,499	$289,212	$1,173,851	$1,113,316

SALES INFORMATION
ID Solutions
Organic	2.4%	4.4%	3.4%	1.6%
Currency	0.7%	(0.4)%	2.3%	(1.0)%
Total	3.1%	4.0%	5.7%	0.6%
Workplace Safety
Organic	3.0%	(0.6)%	0.7%	(2.0)%
Currency	1.6%	(0.6)%	4.6%	(1.7)%
Divestitures	(2.3)%	—%	(0.6)%	—%
Total	2.3%	(1.2)%	4.7%	(3.7)%
Total Company
Organic	2.5%	3.0%	2.6%	0.5%
Currency	1.0%	(0.5)%	3.0%	(1.2)%
Divestitures	(0.6)%	—%	(0.2)%	—%
Total	2.9%	2.5%	5.4%	(0.7)%

SEGMENT PROFIT
ID Solutions	$36,515	$35,896	$143,411	$130,572
Workplace Safety	10,675	7,939	31,712	25,554
Total	$47,190	$43,835	$175,123	$156,126
SEGMENT PROFIT AS A PERCENT OF SALES
ID Solutions	16.8%	17.0%	16.9%	16.3%
Workplace Safety	13.4%	10.2%	9.7%	8.2%
Total	15.9%	15.2%	14.9%	14.0%

	Three months ended July 31,		Year ended July 31,
	2018	2017	2018	2017
Total segment profit	$47,190	$43,835	$175,123	$156,126
Unallocated amounts:
Administrative costs	(7,076)	(7,540)	(27,093)	(25,111)
Gain on sale of business	4,666	—	4,666	—
Investment and other income	1,184	561	2,487	1,121
Interest expense	(715)	(939)	(3,168)	(5,504)
Earnings before income taxes	$45,249	$35,917	$152,015	$126,632